CONTACT:

Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES THIRD QUARTER 2005 RESULTS

MENLO PARK, Calif., (November 8, 2005) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the third quarter ended September 30, 2005.

For the third quarter of 2005, Corcept reported a net loss of $5.2 million, or $0.23 per share, compared to a net loss of $4.1 million, or $0.18 per share, for the third quarter of 2004.

Total operating expenses were $5.5 million for the third quarter of 2005 compared to $4.3 million in the same period in 2004. In the third quarter of 2005, research and development expenses increased to $4.5 million from $3.1 million in the third quarter of 2004. This increase in research and development expenses over the prior year period was primarily related to increased activity in the clinical development of CORLUX® for the treatment of the psychotic features of psychotic major depression, or PMD.

General and administrative expenses decreased to $1.0 million for the three months ended September 30, 2005, from $1.2 million for the three months ended September 30, 2004. Decreases in stock based compensation and legal expenses were partially offset by increases attributable to market research and staffing.

As of September 30, 2005, Corcept had cash, cash equivalents and marketable securities of $33.4 million. The total cash used in the company’s operating activities for the first nine months of 2005 was $13.5 million.

Updating progress in the PMD clinical program, Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept said, “During this past summer we initiated steps to increase the pace of enrollment in our two U.S.-based Phase III trials evaluating CORLUX for the treatment of the psychotic features of PMD. As previously announced, we expect to report results from our U.S.- based 07 trial in the first half of 2006, and results from both our U.S.-based 06 trial and our European-based 09 trial in the second half of 2006.”

Dr. Belanoff added, “We recently announced that we had signed an agreement with Eli Lilly and Company in which Lilly has agreed to support a proof of concept clinical study we will conduct. The study is designed to evaluate the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. Under the agreement, Lilly will supply olanzapine and pay for the study. Data resulting from the study will be shared with Lilly. This agreement follows our announcement last April of the results from two preclinical studies conducted in a rat model of olanzapine induced weight gain. These studies demonstrated that CORLUX’s GR-II antagonist action has the potential to both reduce the weight gain associated with olanzapine and to prevent the weight gain associated with the initiation of treatment with olanzapine. We expect to report the results of this study in the first half of 2006.”

Lastly, Dr. Belanoff said, “We also recently announced our plans to close enrollment in our Phase II clinical study to evaluate the safety and efficacy of CORLUX in improving cognition in patients with mild to moderate Alzheimer’s disease. This was due to a slower than expected pace of enrollment. The study had enrolled 80 patients; but was designed to enroll 160. We expect to report the results of this trial in the first quarter of 2006.”

Commenting on Corcept’s financial guidance for the remainder of 2005, Fred Kurland, Corcept’s Chief Financial Officer, stated, “Based on the timeline of our clinical development program, we expect that net cash used in 2005 will be between $17 million and $20 million. This differs from the guidance of $20 million to $25 million we provided last quarter, primarily due to the slower than expected pace of enrollment in our U.S.-based Phase III trials.”

Dr. Belanoff further stated, “We believe that our cash and marketable securities will enable us to complete, as currently planned, the clinical development of our lead product candidate, CORLUX, for the treatment of the psychotic features of PMD.”

About Psychotic Major Depression
PMD is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or manic depressive illness. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated
Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept’s lead product, CORLUX, is currently in Phase III clinical trials for the treatment of the psychotic features of psychotic major depression. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our clinical and preclinical development programs, the expected timing of results of our clinical trials, our spending pace, and our expected financial results. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurances with respect to the regulatory process or regulatory approvals; there can be no assurances with respect to whether our issued patents will be successfully challenged, there can be no assurances with respect to commercial success; and financial projections may not be accurate; there can be no assurances that the proof of concept study will be initiated or completed, that the study will be successful, or that Corcept will decide to pursue further activities with respect to weight gain associated with olanzapine or other antipsychotic medications. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Note)
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$29,811	$37,401
Other current assets	830	838

Total current assets	30,641	38,239
Long-term investments	3,549	9,486
Other assets	131	47

Total assets	$34,321	$47,772

LIABILITIES AND STOCKHOLDER’S EQUITY:

Current liabilities:
Accounts payable	$833	$550
Other current liabilities	1,823	1,274

Total current liabilities	2,656	1,824
Capital lease obligation, long-term portion	45	—

Total liabilities:	2,701	1,824
Total stockholders’ equity	31,620	45,948

Total liabilities and stockholders’ equity	$34,321	$47,772

Note: Derived from audited consolidated financial statements at that date.

CORCEPT THERAPEUTICS INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

			For the Nine Months
	For the Three Months Ended		Ended
	September 30,		September 30,
	2005	2004	2005	2004
OPERATING EXPENSES:
Research and development*	$4,521	$3,098	$12,560	$7,244
General and administrative*	960	1,160	3,093	3,278

Total operating expenses	5,481	4,258	15,653	10,522
Interest and other income, net	278	203	842	346
Non-operating expense	(20)	(34)	(35)	(47)

Net loss	$(5,223)	$(4,089)	$(14,846)	$(10,223)

Basic and diluted net loss per share	$(0.23)	$(0.18)	$(0.66)	$(0.60)

Shares used in computing basic and diluted net loss per share	22,621	22,532	22,597	17,058

*Includes non-cash stock-based compensation of the following:

Research and development	$53	$(141)	$(68)	$118
General and administrative	180	355	646	1,185

Total non-cash stock-based compensation	$233	$214	$578	$1,303